Filed Pursuant to
                                                                 Rule 424(b)(3)
                                                             File No. 333-37635

                         PRICING SUPPLEMENT NO. 36 DATED
                         DECEMBER 3, 1998 TO PROSPECTUS
                       DATED JULY 31, 1998 AND PROSPECTUS
                         SUPPLEMENT DATED JULY 31, 1998

                           BOEING CAPITAL CORPORATION

                           Series X Medium-Term Notes
                   Due Nine Months or More From Date of Issue

         Except as set forth herein, the Series X Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated July 31, 1998, as amended and supplemented by the Prospectus Supplement dated July 31, 1998 (the "Prospectus").

Aggregate Principal Amount:      $15,000,000

Original Issue Date
 (Settlement Date):              December 8, 1998

Stated Maturity Date:            May 15, 2009

Interest Rate:                   6.42%

Interest Payment Dates:          March 15 and September 15,
                                 commencing March 15, 1999

Type of Notes Issued:            [X] Senior Notes       [X ] Fixed Rate Notes
                                 [ ] Subordinated Notes [  ] Floating Rate Notes

Optional Redemption:             [ ] Yes
                                 [X] No

Form of Notes Issued:            [X] Book-Entry Notes
                                 [ ] Certificated Notes

CUSIP Number:                    09700WBW2


                              PURCHASE AS PRINCIPAL

        This Pricing Supplement relates to $15,000,000 aggregate principal amount of Notes that are being purchased, as principal, by PaineWebber Incorporated ("PWI") for resale to investors at varying prices related to prevailing market prices and conditions at the time or times of resale as determined by PWI. Net proceeds payable by PWI to Boeing Capital Corporation (the "Company") will be 99.375% of the aggregate principal amount of the Notes, or $14,906,250 before deduction of expenses payable by the Company. In connection with the sale of the Notes, PWI may be deemed to have received compensation from the Company in the form of underwriting discounts in the amount of .625% or $93,750.

                               RECENT DEVELOPMENTS

On December 3, 1998, Standard & Poor's Corp. ("S & P") announced that in conjunction with a downgrading of Boeing's credit ratings it simultaneously lowered its ratings on the Company's senior unsecured debt, subordinated debt and commercial paper from AA-, A+ and A-1+ to A+, A and A-1, respectively. S & P reiterated that the Company's rating outlook remains "developing", due to the continuing uncertainty regarding Boeing's plans for the Company as described more fully in the discussion of S & P's prior downgrade of the Company set forth in Item 5 of the Company's Report on Form 10-Q for the period ended September 30, 1998.